EXHIBIT 99.1

Press Release

For release March 17, 2004, at 4:01 p.m. Eastern

Planar reduces the outlook for its March-ending quarter

BEAVERTON, Ore. – March 17, 2004 – Planar Systems, Inc. (NASDAQ:PLNR), a worldwide leader in flat-panel display systems, expects results for its fiscal second quarter of 2004, the period ending March 26, 2004, to fall short of earlier expectations. Higher-than-expected costs in the company’s medical business unit, shortfalls apparent in its commercial business unit and an unusual item relating to an investment are expected to result in quarterly net income of $0.05 to $0.10 per share on sales of $55 million to $60 million.

“Financial results this quarter will be disappointing,” said Balaji Krishnamurthy, chairman, president and CEO. “The shortfall is mainly due to unexpected costs related to our recent execution of a major strategic initiative in our medical business. I recognize that the company must return to the performance levels we’ve demonstrated in previous quarters in order to regain the confidence of our investors, and this is certainly our focus.”

Costs in Planar’s medical segment were higher than expected, due primarily to a strategic offensive launched in February to establish price leadership in the digital imaging market, and will negatively impact the quarter’s gross profit by approximately $1.6 million. Greater-than-expected price-protection obligations to resellers were triggered by the price reductions. In addition, higher-than-expected inventories of digital imaging products produced domestically, at costs in excess of newer units produced by offshore manufacturing partners, resulted in gross margin on the sale of these products that was below expectations. Finally, costs incurred in the transition of certain digital imaging products to offshore manufacturers were higher than originally estimated.

The company’s commercial segment was negatively impacted this quarter by the supply of desktop monitor products during January and February. While avoiding monitor inventory problems suffered by some competitors, the company did not participate in certain promotional opportunities with channel partners that it otherwise likely would have, creating a shortfall from planned sales of about $3 million. Together with margin pressures caused by the supply situation, this is likely to result in a $0.6 million shortfall from planned operating income for the company’s commercial segment.

Also negatively impacting the current quarter’s results was a sustained decline in the value of Planar’s equity investment in a Taiwanese manufacturing company. Planar invested $1.5 million in TopVision Technology in October 2000, and the valuation change will result in a non-operating charge of approximately $0.4 million this quarter.

“While not on course for sequential sales growth, I am pleased that our strategy of being selective in our marketing campaigns has kept the commercial segment well in the black this quarter, and that the diversification of business among additional channel partners is proceeding nicely. In the medical business, our sales team is very enthusiastic and gaining traction, and early feedback from the marketplace bodes well for the prospects of our new offensive in digital imaging,” said Krishnamurthy. He concluded, “We will continue to analyze the available information and will comment on the company’s full-year outlook in the quarter-end conference call in mid-April.”

Planar’s chief financial officer, Steve Buhaly, will conduct a company presentation at the U.S. Display Consortium Conference in New York City next Wednesday, March 24. His slides will be available on www.planar.com and a live audio webcast will be publicly available through links on www.planar.com and www.usdc.org, beginning at approximately 10:30 a.m. Eastern Time and archived thereafter.

Planar plans to announce final results of the second quarter of its fiscal 2004 on Wednesday, April 14, 2004. A press release with financial statements is scheduled to be issued at 4 p.m. Eastern Time, followed by a conference call and webcast beginning at 5 p.m. Eastern.

The conference call on April 14 will be widely accessible by webcast via links available in the investor information section of www.planar.com, or through numerous investor-oriented Web sites. A replay of the call’s webcast will be available through April 28, 2004, and a transcript of the management commentary portion of the call will be posted on the Planar Web site.

ABOUT PLANAR

Planar Systems, Inc. is one of the world’s most accomplished providers of flat-panel displays with more than 20-years expertise in flat-panel innovation. The company provides the most dependable display solutions for demanding applications in industrial, medical, commercial and consumer markets. Planar’s customers depend on its award-winning displays in mission-critical moments, from making split-second medical decisions to catching late-breaking headlines. Founded in 1983, Planar is a global company with headquarters in Oregon. For more information, please visit www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements by Balaji Krishnamurthy and the statements regarding the company’s current expectations as to net income and sales for the quarter ending March 26, 2004, are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including: domestic and international business and economic conditions, changes in the flat-panel monitor industry, changes in customer demand or ordering patterns, changes in the competitive environment including pricing pressures or technological changes, technological advances, shortages of components or manufacturing capacity from our third-party manufacturing partners, risks inherent in the acquisition of businesses and technologies, final settlement of contractual liabilities, future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

CONTACT:

Stewart Clark, Investor Relations Director

503-748-6984 / stewart_clark@planar.com